Rule 424(b)(3)
                                             Registration No. 333-37034

                         PRICING SUPPLEMENT NO. 5
                     TO PROSPECTUS DATED June 20, 2000
                      (As supplemented June 22, 2000)

                INTERNATIONAL BUSINESS MACHINES CORPORATION


                            MEDIUM-TERM NOTES
                            (Fixed Rate Note)

             (Due from one year to 30 years from date of issue)

Designation:  4.375%                   Original Issue Date:
Medium-Term Notes Due                  May 25, 2004
June 1, 2009

Principal Amount:  $500,000,000        Maturity Date:
                                       June 1, 2009

Issue Price (as a percentage of        Regular Record Dates:
 Principal Amount):  99.701%           Fifteenth calendar day, whether
                                       or not a Business Day prior to
                                       the corresponding Interest
                                       Payment Date.

Interest Rate:  4.375% per annum       Interest Payment Dates:
				       Semi-Annual on June 1 and December 1
				       beginning December 1, 2004

Commission or Discount (as a
percentage of Principal
Amount): 0.25%

CUSIP:  459 20Q ES9                    Redemption Provisions: see below


Form: [X] Book-Entry
      [ ] Certificated


INTRODUCTION

     This is a Pricing Supplement. It describes the Fixed Rate Notes being issued under the Medium Note Program of International Business Machines Corporation (the 'Company' or 'IBM').
This document adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It does so by providing specific pricing and other information about the Notes issued in this particular transaction. This Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is different from the terms which are set forth in the Prospectus Supplement and Prospectus.


INTEREST

      The Notes will bear interest from May 25, 2004. Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next day which is a Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of this offering, the term "Business Day" means each day on which commercial banks settle payments in The City of New York. We have capitalized a number of terms in this document. If you do not see a definition for those terms in this document, those terms will have the meanings which we have already given to them in the Prospectus Supplement and the Prospectus.

OPTIONAL REDEMPTION BY IBM

        The Notes will be redeemable, as a whole or in part, at IBM's option, At any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the Notes at a redemption price equal to the greater of:

	- 100% of the principal amount of the Notes to be redeemed, plus accrued interest, if any, to the redemption date; or

	- the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 12.5 basis points plus accrued interest to the date of redemption which has not been paid.

	"Treasury Rate" means, with respect to any redemption date for the Notes:

	- the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption
 "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

	- if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate
per annum 	equal to the semiannual equivalent yield to maturity of the
Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

	The Treasury Rate will be calculated on the third business day preceding the redemption date.

	"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

	"Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by IBM.

	"Comparable Treasury Price" means, with respect to any redemption date for the Notes:

	- the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

- if the trustee obtains fewer than four Reference Treasury
Dealer Quotations, the average of all quotations obtained by the trustee.

	"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

	"Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, UBS Securities LLC, Lehman Brothers Inc., and one other treasury dealer selected by IBM, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary
 U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," IBM will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

        On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless IBM defaults in the payment of the redemption price and accrued interest. On or before the redemption date, IBM will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.



PLAN OF DISTRIBUTION

       We have entered into a purchase agreement with the following dealers, under which each dealer has agreed to purchase the principal amount of Notes listed:

Morgan Stanley & Co. Incorporated 	$	225,001,000
UBS Securities LLC				225,001,000
ABN AMRO Incorporated				  8,333,000
Blaylock & Partners, L.P.			  8,333,000
Greenwich Capital Markets, Inc.		  8,333,000
HSBC Securities (USA) Inc.			  8,333,000
Lehman Brothers Inc. 				  8,333,000
Samuel A. Ramirez & Co., Inc.			  8,333,000
						____________
Total: 					 $   	500,000,000

       These dealers will initially offer the Notes at the Issue Price set forth in the Pricing Supplement. Thereafter, they may change the offering price and other selling terms.
The dealers named above have also agreed to reimburse us for certain of our expenses.

Dated:  May 20, 2004